Exhibit F-1
                                                                     -----------


                                                     April 2, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   FirstEnergy Corp.
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Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated April 2, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy"), of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration.")

            The Declaration contemplates, among other things, the solicitation by FirstEnergy of proxies (the "Solicitation") from its shareholders seeking approval of the issuance of additional shares of FirstEnergy common stock under the FirstEnergy Corp. Executive and Director Incentive Compensation Plan (the "Plan").

            We have examined  copies,  signed,  certified or otherwise proven to our satisfaction, of the charter documents and Code of Regulations of FirstEnergy. We have also examined such other documents, instruments and agreements, including the Plan, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the bars of the States of New Jersey and New York and are not expert in the laws of any jurisdiction other than the laws of such states and the federal laws of the United States of America. As to all matters herein which are governed by the laws of the State of Ohio and the Commonwealth of Pennsylvania, we have relied upon the opinion of Michael R. Beiting, Esq., which is being filed as Exhibit F-2 to the Declaration.

            Based upon and subject to the foregoing, and assuming that the Solicitation is carried out in accordance with the Declaration, we are of the opinion that:

                  (a) all State laws applicable to the Solicitation will have been complied with;

                  (b) FirstEnergy is validly organized and existing in the State of Ohio;

                  (c) the Solicitation will not violate the legal rights of the holders of any securities issued by FirstEnergy, or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,


                                    /s/ THELEN REID & PRIEST LLP
                                    Thelen Reid & Priest LLP